EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 8, 2002 on the consolidated balance sheets of ISCO International, Inc. and subsidiaries as of December 31, 2001 and December 31, 2000, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows of ISCO International, Inc. for the two years ended December 31, 2001, included in its Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of our report in the Registration Statement on Form S-3 (File numbers 333-62424, 333-59344, 333-46658, 333-45406 and 333-53646) and Form S-8 (File numbers 333-64818, 333-39342 and 333-49268).

/s/ GRANT THORNTON LLP

Chicago, Illinois
March 29, 2002